Alexion Reports Second Quarter 2018 Results

•	2Q18 total revenues of $1,045.0 million, a 14 percent increase over 2Q17 and a 16 percent volume increase

•	2Q18 GAAP diluted EPS of $(2.05) per share; non-GAAP diluted EPS of $2.07 per share

•	Filed ALXN1210 submissions for PNH approval in the U.S. and EU and on track to file in Japan in the second half of 2018

•	AchR Antibody-Positive Generalized Myasthenia Gravis (gMG) on track to be best launch of any Soliris® (eculizumab) indication

•	Updated full year 2018 guidance to reflect the strength of the business

BOSTON, July 26, 2018- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced financial results for the second quarter of 2018. Total revenues in the second quarter were $1,045.0 million, a 14 percent increase compared to the same period in 2017. The benefit of foreign currency on total revenues year-over-year was 1 percent, or $10.9 million, net of hedging activities. Second quarter revenues include approximately $18 million due to order timing ahead of the July 4th holiday in the United States. On a GAAP basis, diluted earnings per share (EPS) in the quarter was $(2.05) per share, a 381 percent decrease versus the prior year, inclusive of $803.7 million of expense related to the value of the in-process research and development asset acquired in connection with our acquisition of Wilson Therapeutics AB in the second quarter of 2018. Non-GAAP diluted EPS for the second quarter of 2018 was $2.07 per share, a 33 percent increase versus the second quarter of 2017.

"In the second quarter of 2018, we are pleased to have once again delivered strong top and bottom-line growth," said Ludwig Hantson, Ph.D., Chief Executive Officer of Alexion. "We see continued momentum from both our in-line business and our gMG launch. We have advanced our ALXN1210 programs with the goal of improving the standard of care for patients and have filed regulatory submissions for PNH in the U.S. and EU, and pending regulatory approval, plan to launch next year. We also completed the Wilson Therapeutics acquisition and began a collaboration with Complement Pharma, important initial steps in building out our clinical pipeline. In light of our financial performance, we have updated guidance to reflect the strength of our business."

Second Quarter 2018 Financial Highlights

•
Soliris® (eculizumab) net product sales were $898.2 million, compared to $813.3 million in the second quarter of 2017, representing a 10 percent increase. Soliris® volume increased 11 percent year-over-year.

•
Strensiq® (asfotase alfa) net product sales were $125.1 million, compared to $83.6 million in the second quarter of 2017, representing a 50 percent increase. Strensiq® volume increased 55 percent year-over-year.

•
Kanuma® (sebelipase alfa) net product sales were $21.4 million, compared to $15.3 million in the second quarter of 2017, representing a 40 percent increase. Kanuma® volume increased 51 percent year-over-year.

•	GAAP cost of sales was $95.3 million, compared to $83.6 million in the same quarter last year. Non-GAAP cost of sales was $89.3 million, compared to $78.0 million in the same quarter last year.

•	GAAP R&D expense was $173.4 million compared to $198.2 million in the same quarter last year. Non-GAAP R&D expense was $158.3 million, compared to $177.6 million in the same quarter last year.

•	GAAP SG&A expense was $277.3 million, compared to $265.6 million in the same quarter last year. Non-GAAP SG&A expense was $230.4 million, compared to $227.5 million in the same quarter last year.

•
GAAP acquired in-process research and development expense was $803.7 million, compared to $0.0 million in the same quarter last year, related exclusively to the value of the in-process research and development asset acquired in connection with the Wilson Therapeutics AB acquisition completed in the second quarter of 2018.

•
GAAP income tax expense was $38.8 million, compared to $41.1 million in the same quarter last year. Non-GAAP income tax expense was $77.1 million, compared to $53.4 million in the same quarter last year.

•
GAAP diluted EPS was $(2.05) per share, inclusive of $803.7 million of expense related to the value of the in-process research and development asset acquired in connection with the Wilson Therapeutics AB acquisition, compared to $0.73 per share in the same quarter last year. Non-GAAP diluted EPS was $2.07 per share, compared to $1.56 per share in the second quarter of 2017.

Research and Development

•
ALXN1210- Paroxysmal Nocturnal Hemoglobinuria (PNH): Alexion submitted applications in the U.S. and the EU for the approval of ALXN1210 in patients with PNH. These submissions are based on previously announced positive results from Phase 3 studies of ALXN1210 in complement inhibitor treatment-naive patients and in patients who switched from Soliris® to ALXN1210. In both studies, which collectively comprise the largest ever clinical program in PNH, ALXN1210 administered intravenously every eight weeks, demonstrated non-inferiority to Soliris® administered intravenously every two weeks, on all 11 primary and key secondary endpoints. Alexion also plans to file for regulatory approval in Japan later this year. In addition, a Phase 3 study of ALXN1210 in children and adolescents with PNH is currently underway.

•
ALXN1210- Atypical Hemolytic Uremic Syndrome (aHUS): Enrollment was completed in late May 2018 in a Phase 3 trial of ALXN1210 administered intravenously every eight weeks in complement inhibitor treatment-naive adolescent and adult patients with aHUS. Data from this study are now expected in early 2019. Alexion intends to file for regulatory approval in aHUS following approval of ALXN1210 in PNH. A Phase 3 study of ALXN1210 in children with aHUS is currently underway.

•	ALXN1210- Subcutaneous: In late 2018, Alexion plans to initiate a single, PK-based Phase 3 study of ALXN1210 delivered subcutaneously once per week to support registration in PNH and aHUS.

•
ALXN1810- Subcutaneous: Alexion filed a Clinical Trial Application (CTA) in the EU for subcutaneous ALXN1210 co-administered with Halozyme's ENHANZE® drug-delivery technology, PH20, and plans to initiate a Phase 1 study in the second half of 2018. Pending co-formulation data, this next-generation subcutaneous formulation will be called ALXN1810 and has the potential to further extend the dosing interval to once every two weeks or once per month.

•
Soliris® (eculizumab)- Relapsing Neuromyelitis Optica Spectrum Disorder (NMOSD): Enrollment was completed in October 2017 in the PREVENT study, a single, multinational, placebo-controlled Phase 3 trial of Soliris® in patients with NMOSD; Alexion expects to report data by the end of 2018.

•
WTX101- Wilson Disease: In the second quarter, Alexion announced the closing of the tender period for the acquisition of Wilson Therapeutics AB, a biopharmaceutical company, based in Stockholm, Sweden, that developed novel therapies for patients with rare copper-mediated disorders, and assumed control of the company. WTX101 is in Phase 3 development as a treatment for Wilson disease, a rare genetic disorder with devastating hepatic and neurological consequences. WTX101 is a first-in-class oral copper-binding agent with a unique mechanism of action to access and bind to serum copper and promote its removal from the liver.

•
CP010- Complement Pharma: In the second quarter, Alexion began a collaboration with Complement Pharma to co-develop CP010, a preclinical C6 inhibitor that has the potential to treat multiple neurological disorders.

2018 Financial Guidance

Alexion is increasing revenue guidance, non-GAAP operating margin guidance, and non-GAAP EPS guidance. Full guidance updates are outlined below.

	Previous (as of April 26, 2018)	Updated (as of July 26, 2018)
Total revenues	$3,925 to $3,985 million	$3,980 to $4,010 million
Soliris revenues	$3,380 to $3,420 million	$3,420 to $3,440 million
Metabolic revenues	$545 to $565 million	$560 to $570 million
R&D (% total revenues)
GAAP (1)	41% to 44%	20% to 21%
Non-GAAP	18% to 20%	18% to 19%
SG&A (% total revenues)
GAAP	26% to 28%	26% to 27%
Non-GAAP	23% to 24%	22% to 23%
Operating margin
GAAP	8% to 11%	11% to 14%
Non-GAAP	48% to 49%	49% to 50%
Earnings per share
GAAP	$1.35 to $1.75	$1.25 to $1.50
Non-GAAP	$6.75 to $6.90	$7.00 to $7.15

(1) GAAP R&D (% of total revenues) previously included our preliminary financial impact for Wilson Therapeutics AB. The actual impact is now reflected in "Acquired in-process research and development" within the Statement of Operations and therefore excluded from updated GAAP R&D (% of total revenues) guidance.

Updated 2018 financial guidance assumes the following:

•	A foreign currency tailwind, net of hedging activities, of approximately $25 million.

•	Unfavorable Soliris® revenue impact of $90 to $110 million from ALXN1210 and other clinical trial recruitment versus prior year.

•	$803.7 million of expense related to the value of the in-process research and development asset acquired in connection with Wilson Therapeutics AB.

•	GAAP effective tax rate of 39 to 40 percent; non-GAAP effective tax rate of 14.5 to 15.5 percent.

Alexion expects to incur additional restructuring and related expenses in 2018 of approximately $10 million to $60 million related to the Company's 2017 restructuring activities. As the Company continues to execute its strategic business plan and global footprint, we may incur restructuring expenses that are materially different from the current estimate.

Alexion’s financial guidance is based on current foreign exchange rates net of hedging activities and does not include the effect of acquisitions, license and collaboration agreements, intangible asset impairments, litigation charges, changes in fair value of contingent consideration or restructuring and related activity outside of the previously announced activities that may occur after the day prior to the date of this press release.

Conference Call/Webcast Information:

Alexion will host a conference call/audio webcast to discuss the second quarter 2018 results today at 8:00 a.m. Eastern Time. To participate in the call, dial 866-762-3111 (USA) or 210-874-7712 (International), conference ID 9096048 shortly before 8:00 a.m. Eastern Time. A replay of the call will be available for a limited period following the call. The audio webcast can be accessed on the Investor page of Alexion’s website at: http://ir.alexion.com.

About Alexion

Alexion is a global biopharmaceutical company focused on serving patients and families affected by rare diseases through the discovery, development and commercialization of life-changing therapies. As the global leader in complement biology and inhibition for more than 20 years, Alexion has developed and commercializes the first and only approved complement inhibitor to treat patients with paroxysmal nocturnal hemoglobinuria (PNH), atypical hemolytic uremic syndrome (aHUS), and anti-acetylcholine receptor (AchR) antibody-positive generalized myasthenia gravis (gMG). Alexion also has two highly innovative enzyme replacement therapies for patients with life-threatening and ultra-rare metabolic disorders, hypophosphatasia (HPP) and lysosomal acid lipase deficiency (LAL-D). In addition, the company is developing two late-stage therapies, a second complement inhibitor and a copper-binding agent for Wilson disease. Alexion focuses its research efforts on novel molecules and targets in the complement cascade and its development efforts on the core therapeutic areas of hematology, nephrology, neurology, and metabolic disorders. Alexion has been named to the Forbes list of the World's Most Innovative Companies seven years in a row and is headquartered in Boston, Massachusetts' Innovation District. The company also has offices around the globe and serves patients in more than 50 countries. This press release and further information about Alexion can be found at: www.alexion.com.

[ALXN-E]

This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995, including statements related to updated guidance regarding anticipated financial results for 2018 (and the assumptions related to such guidance), Alexion's development plans for ALXN1210 (including the goal of improving the standard of care), the potential medical benefits of ALXN1210 for the treatment of PNH, Alexion's future clinical, regulatory, and commercial plans for ALXN1210 (including the plan to launch as a treatment for PNH next year), goal of building out the clinical pipeline, the completion and timing for the release of information from studies and clinical trials, plans and timing for regulatory filings and clinical programs for our other product candidates, potential benefits of ALXN1810, CP010 and other product candidates, future potential expenses related to restructuring efforts; and the timing and potential benefits of the acquisition of Wilson Therapeutics. Forward-looking statements are subject to factors that may cause Alexion's results and plans to differ materially from those forward-looking statements, including for example, decisions of regulatory authorities regarding the adequacy of our research, marketing approval or material limitations on the marketing of our products, delays, failure of product candidates to obtain regulatory approval, delays or the inability to launch product candidates due to regulatory restrictions, anticipated expense or other matters, interruptions or failures in the manufacture and supply of our products and our product candidates, failure to satisfactorily address matters raised by the FDA and other regulatory agencies, the possibility that results of clinical trials are not predictive of safety and efficacy results of our products in broader patient populations, the possibility that current rates of adoption of Soliris® in PNH, aHUS or other diseases are not sustained, the possibility that clinical trials of our product candidates could be delayed or terminated prior to completion, the adequacy of our pharmacovigilance and drug safety reporting processes, the risk that third party payors (including governmental agencies) will not reimburse or continue to reimburse for the use of our products at acceptable rates or at all, the possibility that expected tax benefits will not be realized, assessment of impact of recent accounting pronouncements, potential declines in sovereign credit ratings or sovereign defaults in countries where we sell our products, delay of collection or reduction in reimbursement due to adverse economic conditions or changes in government and private insurer regulations and approaches to reimbursement, uncertainties surrounding legal proceedings, company investigations and government investigations, including investigations of Alexion by the U.S. Securities and Exchange Commission (SEC) and U.S. Department of Justice, the risk that anticipated regulatory filings are delayed, the risk that estimates regarding the number of patients with PNH, aHUS, gMG, HPP and LAL-D are inaccurate, the risks of changing foreign exchange rates, risks relating to the potential effects of the Company's restructuring and relocation of its corporate headquarters, risks related to the acquisition of Wilson Therapeutics and the co-development with Complement Pharma, and a variety of other risks set forth from time to time in Alexion's filings with the SEC, including but not limited to the risks discussed in Alexion's Quarterly Report on Form 10-Q for the period ended March 31, 2018 and in our other filings with the SEC. Alexion disclaims any obligation to update any of these forward-looking statements  to reflect events or circumstances after the date hereof, except when a duty arises under law.

In addition to financial information prepared in accordance with GAAP, this press release also contains non-GAAP financial measures that Alexion believes, when considered together with the GAAP information, provide investors and management with supplemental information relating to performance, trends and prospects that promote a more complete understanding of our operating results and financial position during different periods. The non-GAAP results exclude the impact of the following GAAP items: share-based compensation expense, fair value adjustment of inventory acquired, amortization of purchased intangible assets, changes in fair value of contingent consideration, acquisition-related costs, restructuring and related expenses, upfront payments related to licenses and collaborations, acquired in-process research and development assets, impairment of intangible assets, change in value of equity securities without readily determinable fair values, litigation charges and certain adjustments to income tax expense. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for, or superior to, the financial measures prepared and presented in accordance with GAAP, and should be reviewed in conjunction with the relevant GAAP financial measures. Please refer to the attached Reconciliations of GAAP to non-GAAP Financial Results and GAAP to non-GAAP 2018 Financial Guidance for explanations of the amounts adjusted to arrive at non-GAAP net income and non-GAAP earnings per share amounts for the three and six month periods ended June 30, 2018 and 2017 and projected twelve months ending December 31, 2018.

Prior year amounts may have been adjusted to conform to current year rounding presentation.

(Tables Follow)

ALEXION PHARMACEUTICALS, INC.
TABLE 1: CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2018	2017(1)	2018	2017(1)
Net product sales	$1,044.7	$912.2	$1,975.1	$1,781.3
Other revenue	0.3	0.5	0.8	1.0
Total revenues	1,045.0	912.7	1,975.9	1,782.3

Cost of sales	95.3	83.6	186.9	152.6
Operating expenses:
Research and development	173.4	198.2	350.0	417.7
Selling, general and administrative	277.3	265.6	534.4	527.4
Acquired in-process research and development	803.7	—	803.7	—
Amortization of purchased intangible assets	80.1	80.1	160.1	160.1
Change in fair value of contingent consideration	4.7	24.6	57.4	28.1
Restructuring expenses	10.6	2.9	16.1	26.7
Impairment of intangible assets	—	31.0	—	31.0
Total operating expenses	1,349.8	602.4	1,921.7	1,191.0

Operating (loss) income	(400.1)	226.7	(132.7)	438.7

Other income and expense:
Investment income	7.7	4.5	113.5	8.4
Interest expense	(25.0)	(24.8)	(49.1)	(48.3)
Other income (expense)	(1.2)	(0.1)	1.3	1.5

(Loss) income before income taxes	(418.6)	206.3	(67.0)	400.3

Income tax expense	38.8	41.1	141.3	65.0

Net (loss) income	$(457.4)	$165.2	$(208.3)	$335.3

Earnings (loss) per common share
Basic	$(2.05)	$0.74	$(0.94)	$1.49
Diluted	$(2.05)	$0.73	$(0.94)	$1.49

Shares used in computing earnings (loss) per common share
Basic	222.6	224.4	222.3	224.5
Diluted	222.6	225.5	222.3	225.7

(1) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 2: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL RESULTS
(in millions, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2018	2017(7)	2018	2017(7)
GAAP net (loss) income	$(457.4)	$165.2	$(208.3)	$335.3
Before tax adjustments:
Cost of sales:
Share-based compensation	5.5	3.1	8.8	4.9
Fair value adjustment in inventory acquired	—	2.5	—	5.2
Restructuring related expenses (1)	0.5	—	5.8	—
Research and development expense:
Share-based compensation	15.1	20.1	30.0	36.3
Upfront payments related to licenses and collaborations	—	0.5	—	9.4
Restructuring related expenses (1)	—	—	0.1	—
Selling, general and administrative expense:
Share-based compensation	33.3	38.1	66.4	73.8
Restructuring related expenses (1)	6.5	—	10.1	—
Litigation charges (2)	7.1	—	7.1	—
Acquired in-process research and development (3)	803.7	—	803.7	—
Amortization of purchased intangible assets	80.1	80.1	160.1	160.1
Change in fair value of contingent consideration (4)	4.7	24.6	57.4	28.1
Restructuring expenses (1)	10.6	2.9	16.1	26.7
Impairment of intangible assets	—	31.0	—	31.0
Investment income:
Change in value of equity securities without readily determinable fair values (5)	—	—	(100.8)	—
Other income:
Restructuring related expenses (1)	—	—	(0.1)	—
Adjustments to income tax expense (6)	(38.3)	(12.3)	(4.4)	(39.2)
Non-GAAP net income	$471.4	$355.8	$852.0	$671.6

GAAP earnings (loss) per common share - diluted	$(2.05)	$0.73	$(0.94)	$1.49
Non-GAAP earnings per common share - diluted	$2.07	$1.56	$3.76	$2.94

Shares used in computing diluted earnings (loss) per common share (GAAP)	222.6	225.5	222.3	225.7
Shares used in computing diluted earnings per common share (non-GAAP)	227.2	228.4	226.8	228.4

(1)    The following table summarizes the total restructuring and related expenses recorded by type of activity and the classification within the Reconciliation of GAAP to non-GAAP Financial Results:

	Three months ended				Six months ended
	June 30, 2018				June 30, 2018
	Employee Separation Costs	Asset-Related Charges	Other	Total	Employee Separation Costs	Asset-Related Charges	Other	Total
Cost of Sales	$—	$0.5	$—	$0.5	$—	$5.8	$—	$5.8
Research and Development	—	—	—	—	—	0.1	—	0.1
Selling, General and Administrative	—	6.5	—	6.5	—	10.1	—	10.1
Restructuring Expense	3.1	—	7.5	10.6	4.1	—	12.0	16.1
Other (Income) Expense	—	—	—	—	—	—	(0.1)	(0.1)
	$3.1	$7.0	$7.5	$17.6	$4.1	$16.0	$11.9	$32.0

(2) During the second quarter of 2018, we recorded $7.1 million in litigation charges in connection with ongoing investigations.
(3) During the second quarter of 2018, we completed the acquisition of Wilson Therapeutics AB. The acquisition was accounted for as an asset acquisition, as substantially all of the fair value of the gross assets acquired is concentrated in a single asset, WTX101, an early Phase III development asset. The value of the acquired in-process research and development asset related to WTX101 was expensed during the three and six months ended June 30, 2018 due to the stage of development of this asset.
(4) The change in the expense associated with the fair value of contingent consideration for the three and six months ended June 30, 2018, as compared to the same periods in 2017 was primarily due to the timing of increases in the likelihood and anticipated timing of payments for contingent consideration.
(5)    On January 1, 2018, we adopted a new standard that changes the accounting for equity investments and, as a result, we recognized an unrealized gain of $100.8 million in investment income during the first quarter and six months ended June 30, 2018, respectively, to adjust our investment in Moderna Therapeutics, Inc. to fair value.
(6) Alexion's non-GAAP income tax expense excludes the tax effect of pre-tax adjustments to GAAP profit and adjustments to provisional estimates of the impact of Tax Cuts and Jobs Act we recorded in Q4 2017.
(7) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 3: RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL GUIDANCE
(in millions, except per share amounts and percentages)
(unaudited)

	Twelve months ending
	December 31, 2018
	Low	High

GAAP net income	$283	$340

Before tax adjustments:
Share-based compensation	228	210
Upfront payments related to licenses and collaborations	—	—
Acquired in-process research and development	804	804
Amortization of purchased intangible assets	320	320
Change in fair value of contingent consideration	67	67
Restructuring and related expenses	92	42
Change in value of equity securities without readily determinable fair values	(101)	(101)
Litigation charges	7	7
Adjustments to income tax expense	(104)	(59)
Non-GAAP net income	$1,596	$1,630

Diluted GAAP earnings per common share	$1.25	$1.50
Diluted non-GAAP earnings per common share	$7.00	$7.15

Operating expense and margin (% total revenues)

GAAP research and development expense	21%	20%
Share-based compensation	2%	2%
Upfront payments related to licenses and collaborations	0%	0%
Restructuring related expenses	—%	—%
Non-GAAP research and development expense	19%	18%

GAAP selling, general and administrative expense	27%	26%
Share-based compensation	3%	3%
Restructuring related expenses	—%	—%
Litigation charges	—%	—%
Non-GAAP selling, general and administrative expense	23%	22%

GAAP operating margin	11%	14%
Share-based compensation	6%	5%
Upfront payments related to licenses and collaborations	0%	0%
Acquired in-process research and development	20%	20%
Litigation charges	—%	—%
Amortization of purchased intangible assets	8%	8%
Change in fair value of contingent consideration	2%	2%
Restructuring and related expenses	2%	1%
Non-GAAP operating margin	49%	50%

Income tax expense (% of income before income taxes)

GAAP income tax expense	40.0%	39.0%
Tax effect of pre-tax adjustments to GAAP net income and adjustments to Q4 2017 tax reform provisional accounting	(24.5)%	(24.5)%
Non-GAAP income tax expense	15.5%	14.5%

Amounts may not foot due to rounding.

ALEXION PHARMACEUTICALS, INC.
TABLE 4: NET PRODUCT SALES BY GEOGRAPHY
(in millions)
(unaudited)

	Three months ended		Six months ended
	June 30		June 30
	2018	2017(1)	2018	2017(1)
Soliris
United States	$395.8	$317.8	$731.8	$605.9
Europe	253.4	248.5	504.2	489.9
Asia Pacific	93.6	80.8	179.1	159.6
Rest of World	155.4	166.2	283.2	341.4
Total Soliris	$898.2	$813.3	$1,698.3	$1,596.8
Strensiq
United States	$99.9	$70.0	$189.1	$133.3
Europe	16.4	8.6	30.4	13.7
Asia Pacific	6.3	4.4	12.0	8.1
Rest of World	2.5	0.6	4.3	2.1
Total Strensiq	$125.1	$83.6	$235.8	$157.2
Kanuma
United States	$13.0	$11.1	$24.9	$19.8
Europe	5.8	3.3	11.7	5.1
Asia Pacific	1.1	0.6	2.1	1.1
Rest of World	1.5	0.3	2.3	1.3
Total Kanuma	$21.4	$15.3	$41.0	$27.3

Net Product Sales
United States	$508.7	$398.9	$945.8	$759.0
Europe	275.6	260.4	546.3	508.7
Asia Pacific	101.0	85.8	193.2	168.8
Rest of World	159.4	167.1	289.8	344.8
Total Net Product Sales	$1,044.7	$912.2	$1,975.1	$1,781.3

(1) Prior year amounts may have been adjusted to conform to current year rounding presentation.

ALEXION PHARMACEUTICALS, INC.
TABLE 5: CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	June 30	December 31
	2018	2017(2)
Cash and cash equivalents	$727.5	$584.4
Marketable securities	449.5	889.7
Trade accounts receivable, net	853.7	726.5
Inventories	463.2	460.4
Prepaid expenses and other current assets	342.2	292.9
Property, plant and equipment, net	1,422.6	1,325.4
Intangible assets, net	3,793.8	3,954.4
Goodwill	5,037.4	5,037.4
Other assets	400.5	312.2
Total assets	$13,490.4	$13,583.3

Accounts payable and accrued expenses	$664.0	$710.2
Revolving credit facility	250.0	—
Current portion of long-term debt	28.5	167.4
Current portion of contingent consideration	70.3	—
Other current liabilities (1)	31.6	74.9
Long-term debt, less current portion	2,564.9	2,720.7
Contingent consideration	156.0	168.9
Facility lease obligation	361.4	342.9
Deferred tax liabilities	464.0	365.0
Other liabilities	132.3	140.2
Total liabilities	4,723.0	4,690.2
Total stockholders' equity (1)	8,767.4	8,893.1
Total liabilities and stockholders' equity	$13,490.4	$13,583.3

(1)    In May 2014, the Financial Accounting Standards Board issued a comprehensive new standard which amends revenue recognition principles. We adopted this standard in the first quarter 2018. Upon adoption of the new standard, we reduced our deferred revenue balance reported in Other current liabilities by $10.4 million, with an offsetting increase of $6.0 million in retained earnings due to the cumulative impact of adopting this new standard. The adjusted deferred revenue balance, as of January 1, 2018, was $5.5 million. We recognized this amount in revenue in the first quarter of 2018.

(2)    Prior year amounts may have been adjusted to conform to current year rounding presentation.

Alexion Contacts:

Media
Megan Goulart, 857-338-8634
Senior Director, Corporate Communications

Investors
Susan Altschuller, Ph.D., 857-338-8788
Vice President, Investor Relations